Filed Pursuant to Rule 433

Registration No. 333-266553

Republic Services, Inc.

Pricing Term Sheet

June 17, 2024

5.000% Notes due November 15, 2029 (the “2029 Notes”)

5.200% Notes due November 15, 2034 (the “2034 Notes”)

Issuer:	Republic Services, Inc.

Ratings (Moody’s / S&P / Fitch)*:	Baa1 (positive) / BBB+ (stable) / A- (stable)

Trade Date:	June 17, 2024

Settlement Date**:	June 25, 2024 (T+5)

Terms of the 2029 Notes

Principal Amount:	$400,000,000

Maturity Date:	November 15, 2029

Benchmark Treasury:	UST 4.500% due May 31, 2029

Benchmark Treasury Price and Yield:	100-29 1⁄4 and 4.293%

Spread to Benchmark Treasury:	T+75 basis points

Yield to Maturity:	5.043%

Price to Public:	99.805% of the principal amount

Coupon (Interest Rate):	5.000%

Interest Payment Dates:	May 15 and November 15, beginning November 15, 2024

Underwriting Discount:	0.600%

Make-Whole Call:	Prior to October 15, 2029 (one month before the maturity date), T+12.5 basis points

Par Call:	On or after October 15, 2029 (one month before the maturity date)

CUSIP/ISIN:	760759BJ8 / S760759BJ83

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

Co-Managers:	Intesa Sanpaolo IMI Securities Corp. Academy Securities, Inc. Loop Capital Markets LLC

Terms of the 2034 Notes

Principal Amount:	$500,000,000

Maturity Date:	November 15, 2034

Benchmark Treasury:	UST 4.375% due May 15, 2034

Benchmark Treasury Price and Yield:	100-27 and 4.269%

Spread to Benchmark Treasury:	T+97 basis points

Yield to Maturity:	5.239%

Price to Public:	99.696% of the principal amount

Coupon (Interest Rate):	5.200%

Interest Payment Dates:	May 15 and November 15, beginning November 15, 2024

Underwriting Discount:	0.650%

Make-Whole Call:	Prior to August 15, 2034 (three months before the maturity date), T+15 basis points

Par Call:	On or after August 15, 2034 (three months before the maturity date)

CUSIP/ISIN:	760759BK5 / US760759BK56

Joint Book-Running Managers:

BofA Securities, Inc.

J.P. Morgan Securities LLC

Wells Fargo Securities, LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

Barclays Capital Inc.

BNP Paribas Securities Corp.

PNC Capital Markets LLC

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Co-Managers:	Intesa Sanpaolo IMI Securities Corp. CastleOak Securities, L.P. C.L. King & Associates, Inc. Penserra Securities LLC Siebert Williams Shank & Co., LLC

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

The issuer expects to deliver the notes against payment for them on or about June 25, 2024, which will be the 5th business day following the date of the pricing of the notes. Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally must settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day immediately preceding delivery will be required, by virtue of the fact that the notes initially will settle in T+5 business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers who wish to trade the notes prior to the business day immediately preceding delivery should consult their own advisers.

The issuer has filed a registration statement (including a prospectus and preliminary prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling, with respect to the 2029 Notes, BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC at (212) 834-4533, Wells Fargo Securities LLC at (800) 645-3751, Truist Securities, Inc. at (800) 685-4786 or U.S. Bancorp Investments, Inc. at (877) 558-2607 and with respect to the 2034 Notes, BofA Securities, Inc. at (800) 294-1322, J.P. Morgan Securities LLC at (212) 834-4533, Wells Fargo Securities LLC at (800) 645-3751, Mizuho Securities USA LLC at (866) 271-7403 or SMBC Nikko Securities America, Inc. at (888) 868-6856.

This pricing term sheet supplements the preliminary prospectus supplement issued by Republic Services, Inc. on June 17, 2024 relating to its Prospectus dated August 5, 2022.